Exhibit 10.8.1

DATED	1 OCTOBER 2010
(1) SELLERS’ REPRESENTATIVE
(2) FXCM HOLDINGS, LLC
CLOSING AGREEMENT
IN RELATION TO COMPLETION OF THE SALE AND PURCHASE OF ALL THE SHARES IN ODL GROUP LIMITED PURSUANT TO THE SHARE PURCHASE AGREEMENT DATED 1 MAY 2010
REFERENCE : DJB/RPF/CRJ/502764.00002

Reed Smith llp The Broadgate Tower 20 Primrose Street London EC2A 2RS Phone: +44 (0) 20 3116 3000 Fax: +44 (0) 20 3116 3999 DX1066 City / DX18 London r e e d s m i t h . c o m

AGREEMENT dated	1 October 2010
BETWEEN:
(1)	GILES ELLIOTT of Barelands Farm, Bells Yew Green, Tunbridge Wells, Kent TN3 9BD in his capacity as Sellers’ Representative under clause 13 of the SPA (as defined below) (“Sellers’ Representative”); and

(2)	FXCM Holdings, LLC, a limited liability company formed in the State of Delaware, USA (the “Buyer”).
RECITALS
(A)	The Buyer agreed to acquire the entire issued share capital of ODL Group Limited, subject to certain conditions precedent, pursuant to a Share Purchase Agreement between (1) Blue FX Holdings Corporation and Cowley Corporation, (2) Gardenparty Limited, (3) The ODL Management Sellers, (4) The Adhering ODL Sellers and (5) the Buyer dated 1 May 2010 (the “SPA”).

(B)	The parties wish to record the satisfaction and/or waiver of the conditions precedent and clarify and amend certain other terms of the SPA on the terms and conditions of this Agreement.

1	INTERPRETATION AND SCOPE

1.1	Unless otherwise defined herein words and expressions used in this Agreement shall be interpreted in accordance with Schedule 6 or Schedule 14 (as the case may be) to the SPA.

1.2	It is noted that the Interest Rate for the purposes, and as defined by, the SPA shall be the per annum rate of 1.77838%.

1.3	Clauses 14, 15, 16, 21, 22, 24, 25, 26, 27, 28, 29 and 30 of the SPA shall apply to this Agreement mutatis mutandis as if set out in full herein.

1.4	The headings in this Agreement are for convenience only and shall not affect its interpretation.

1.5	Except to the extent waived or amended in this Agreement the SPA shall remain in full force and effect. No waiver is given, and all rights and remedies are reserved, by the Buyer under the SPA except as expressly set out in this Agreement.

2	CONDITIONS PRECEDENT

2.1	It is agreed that the conditions precedent set out at clauses 2.1(a), 2.1(b), 2.1(c), 2.1(e), 2.1(f), 2.1(g) and 2.1(h) of the SPA have been satisfied.

2.2	It is agreed that the condition precedent set out at clause 2.1(d) of the SPA has been waived or satisfied as appropriate recognising that:
(a)	the Signing Balance Sheet has been finally agreed in the form attached at Schedule 1 to this Agreement (whether or not determined in accordance with Schedule 6 to the SPA); and

(b)	the Group Reorganisation Statement and Regulatory Capital Statement have not been agreed or determined in accordance with Schedule 6 to the SPA.
2.3	It is agreed that the condition precedent set out at clause 2.1(i) of the SPA has been satisfied in so far as it relates to Giles Elliott, Lorenzo Naldini, John Thwaytes and Garret Graham Wellesley and waived in so far as it relates to Steven Reeves and Sean Park.

2.4	In consideration for the waiver at clause 2.3 above, it is agreed that paragraph 3 of Schedule 9 to the SPA shall be amended by the insertion of “8.3(f)” between the word “clauses” and “8.3(g)” on the penultimate line.

2.5	It is agreed that the condition precedent set out at clause 2.1(j) has been waived in so far as it relates to documents listed at Appendix A to the SPA which are no longer to be produced, and has otherwise been satisfied.

3	COMPLETION

3.1	It is agreed that Completion shall occur with effect from 11:59pm New York City Time on 1 October 2010 whereupon the sales and purchases of Shares shall be completed as set out at clause 5.1 of the SPA.

3.2	The parties to the SPA shall comply with their respective obligations under clauses 5.2 and 5.3 of the SPA provided that:
(a)	the C-Corp Sellers and/or the ODL Shareholders shall be under no obligation to deliver:
(i)	the 8th Floor Licence duly executed by the UK Regulated Company;

(ii)	the Japanese Term Sheet;

(iii)	Restrictive Covenant duly executed as a deed by Alex Mackinnon and Chris Laird provided that each of Chris Laird and the UK Regulated Company has duly executed a Deed of Amendment to the employment contract in respect of Chris Laird amending, amongst other things, the non-compete, poaching and non-solicitation restrictions applicable to Chris Laird; and

(iv)	a Land Registry official copy of the registered title (including title plan) for the 8th Floor Lease;

(v)	the resignation of the auditors of any Group Company; and

(vi)	confirmation from the relevant bank showing the balance of the bank account of any group company.
(b)	the Buyer shall be under no obligation to deliver:
(i)	the Buyer Loan Note Instrument duly executed by the Buyer, it being agreed that Buyer Loan Notes to be issued pursuant to the SPA (as amended by clause 7 of this Agreement) shall be in the form shall be issued in the form set out in Schedule 5 to this Agreement; and

(ii)	the 8th Floor Licence duly executed by FXCM UK.
4	CONTINGENCY FUND

4.1	It is agreed that, upon Completion, the amount standing to the credit of the Contingency Fund for the purposes of paragraph 14 of Schedule 6 to the SPA shall be as set out below, noting that on Completion the Conversion Rate between GBP and US$ is US$1.5758 to GBP1:
(a)	Interim Cash Consideration equal to US$1,431,650, being US$13,015 multiplied by 110 Trading Days; plus

(b)	Converted Current Assets of zero; plus

(c)	S419 Rebate of zero; plus

(d)	interest on the above equal to US$3,925.11,
less
(e)	Adjustments Payment equal to US$2,009,362.58 being the sum of:
(i)	US$1,181,850, being the amount payable to FT Advisors; plus

(ii)	US$304,150, being stamp duty on the transfer of Indirect Sale Shares to the C-Corp Sellers; plus

(iii)	US$523,362.58 in respect of the advised amount of the S419 Payment;
less

(f)	amounts payable to the Buyer under the SPA and/or Tax Deed:
(i)	the success fee due to SJ Berwin as a result of Completion equal to US$275,765;

(ii)	legal fees relating to the suspension, investigation and termination of Adrian McGrath, Greg Kallinikos and Anthony Paul Clements equal to US$216,746.80; plus

(iii)	legal fees relating to the 8th Floor Lease not having been registered at the Land Registry equal to US$25,883.30;

(iv)	PAYE and National Insurance Contributions arising from the waiver of loans amounting to £73,427.40 advanced to Steven Reeves under the EBT Plan equal to US$39,200.55;
Equals
Agreed Contingency Fund negative balance at Completion = US$ (1,131,383.12)
4.2	If, from time to time, the balance of the Contingency Fund is less than zero then interest shall accrue on such negative balance at the Interest Rate. Accordingly, the amount by which Agreed Contingency Fund balance at Completion is less than zero shall constitute a Settlement Amount due to the Buyer on Completion on which interest shall accrue at the Interest Rate.

4.3	The deduction pursuant to clause 4.1 for amounts payable to the Buyer under the SPA and/or Tax Deed shall not prejudice or affect the rights or remedies of the Buyer to recover further sums in respect of those matters under the SPA, the Tax Deed or any associated or related transaction documents and, for the avoidance of doubt, the Contingency Fund shall be deemed to be reduced to the extent that the stamp duty assessed to be payable on the transfer of the Indirect Sales Shares to the C-Corp Sellers exceeds the amount set out at paragraph 4.1(e)(ii) and/or the actual S419 Payment exceeds the amount set out at paragraph 4.1(e)(iii) above.

4.4	As the Group Reorganisation Statement and Regulatory Capital Statement have not been produced it is not possible to calculate either the amount by which the Net Intercompany Balance is less than zero or the amount by which the Post-Reorganisation Regulatory Capital is less than Signing Regulatory Capital for the purposes of paragraph 13 of Schedule 6 to the SPA.

4.5	Notwithstanding Completion and whether or not the procedure set out in Schedule 6 to the SPA has been followed, it is agreed that the Buyer shall be entitled upon production to the Sellers’ Representative of a written report from E&Y at any time prior to the Claims Expiry Date to be compensated through the Waterfall Payment Mechanism for:

(a)	the amount by which the Net Intercompany Balance shown in such report is less than zero; and/or

(b)	the amount by which the Post-Reorganisation Regulatory Capital shown in such report is less than Signing Regulatory Capital shown in such report.
5	ELIGIBLE RECEIVABLES

It is agreed that the Eligible Receivables for the purposes of the SPA shall be those listed in Schedule 2 to this Agreement.

6	TOP 100 AND EARN OUT SCHEDULE

6.1	It is agreed that the Top 100 ODL Accounts for the purposes of the SPA shall be those listed in Schedule 3 to this Agreement.

6.2	It is agreed that Schedule 7 to the SPA shall be amended and restated in the form set out in Schedule 4 to this Agreement.

6.3	The definition of “Measurement Period” included in paragraph 1 of Schedule 14 to the SPA shall be deleted as it has been included in the amended and restated form of Schedule 7 to the SPA.

7	CONSIDERATION AND BUYER LOAN NOTES

7.1	Clause 4.2 of the SPA shall be replaced in its entirety with the following:
“4.2	The Buyer Direct Consideration shall be satisfied in full by:
(a)	the assignment, in accordance with the terms of a deed of assignment (“Deed of Assignment”) entered into between amongst other FXCM and the Sellers’ Representative on or about the date of Completion, to Blue FX Holdings Corporation of the Eligible Receivables or, in respect of any Eligible Receivables that cannot be so assigned (or which it is agreed between the Buyer and the Sellers’ Representative shall not be so assigned), the benefit arising from the Eligible Receivables, with Blue FX Holdings Corporation receiving and holding such Eligible Receivables or the benefit arising from such Eligible Receivables, but subject to the right of Blue FX Holdings Corporation to retain 20% of the proceeds in respect of the Eligible Receivables and/or the Chose in Action (as further defined in the Deed of Assignment) in consideration for collecting the relevant Eligible Receivables and/or Chose in Action; and

(b)	the issue of Buyer Loan Notes in accordance with paragraph 15 of Schedule 6 to the C-Corp Sellers in the proportions set opposite their respective names in part 2 of Schedule 1.”
7.2	Paragraph 14(a) of Schedule 6 to the SPA shall be replaced in its entirety with the following:
“(a)	the Interim Cash Consideration, and the Buyer Loan Notes issued in respect thereof pursuant to paragraph 15, which shall be deemed allocated to the Contingency Fund on Completion; plus”
7.3	In consideration for the Buyer entering into, simultaneously with the execution and delivery of this Agreement, a Deed of Assignment in relation to the Eligible Receivables the Buyer shall be irrevocably released from its obligation to issue Buyer Loan Notes in respect of Converted Current Assets and paragraph 14(b) shall be replaced in its entirety with the following:
“(b)	[INTENTIONALLY DELETED]”
7.4	Paragraph 14(c) of Schedule 6 to the SPA shall be replaced in its entirety with the following:
“(c)	any S419 Rebate, and the Buyer Loan Notes issued in respect thereof pursuant to paragraph 15, which shall be deemed allocated to the Contingency Fund when received by the ODL Group; plus”
7.5	Paragraph 15 of Schedule 6 to the SPA shall be replaced in its entirety with the following:
“15.	The Buyer shall issue Buyer Loan Notes to the C-Corp Sellers in the proportion set out opposite their respective names on part 2 of Schedule 1:
(a)	on Completion in respect of an amount equal to the Interim Cash Consideration less Adjustment Payments and other amounts payable to the Buyer under the SPA and/or Tax Deed, being the Agreed Contingency Fund balance at Completion set out in clause 4.1 of this Agreement (and the Adjustment Payments or other amounts so deducted shall be deemed to have been settled by such deduction); and

(b)	at the end of each calendar quarter prior to, and the period since the last calendar quarter and expiring on, the Claims Expiry Date in respect of an amount equal to the cash amount received by the ODL Group in such period from any S419 Rebate, provided always that:
(A)	Buyer Loan Notes shall only be issued by the Buyer if and to the extent that the amount standing to the credit of the Contingency Fund is greater than zero; and,

(B)	if Buyer Loan Notes are not issued by virtue of the proviso in sub-paragraph (A) above, then the Contingency Fund shall be credited with such amounts in respect of which Buyer Loan Notes would otherwise have been issued pursuant to paragraph 15(b) but for the proviso in sub-paragraph (A).”
7.6	Clause 9.5 of the SPA shall be shall be replaced in its entirety with the following:
“9.5	In the event of a rebate or repayment by HMRC of the S419 Payment which is received by the Group in whole or in part (a “S419 Rebate”) after the Claims Expiry Date and provided that there are no actual or contingent liabilities of the Buyer or any Group Company in connection with the EBT Plan which have not otherwise been collateralised or secured pursuant to paragraph 40 of Schedule 6 then the Buyer shall promptly issue Buyer Loan Notes in an amount equal to such S419 Rebate to the C-Corp Sellers in the proportion set opposite their respective names on Part 2 of Schedule 1 on the basis that the “Final Maturity Date” in respect of such Buyer Loan Notes shall be three months after the date of issue of such notes.”
8	CLARIFICATORY AMENDMENTS IN RELATION TO FXCM LIQUIDITY EVENT

The definition of “Corporation” included in paragraph 1 of Schedule 6 to the SPA shall be replaced in its entirety with the following:

“‘Corporation’ means FXCM Inc. or any corporation that results from a Conversion Event;”

Executed and delivered as a deed by		)
GILES ELLIOTT		)	/s/ Giles Elliot

Giles Elliott
in the presence of:

Witness Signature:	/s/ Damien Clayton

Witness Name:	Damien Clayton

Address:	39A Great Percy Street

London, UK

Executed and delivered as a deed		)
by FXCM HOLDINGS, LLC		)	/s/ Dror Niv

a company incorporated in Delaware acting by an authorised signatory who in accordance with the laws of that territory is acting under the authority of that company			Name: Dror Niv Title: CEO